Exhibit 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES BINDING OFFER TO

ACQUIRE ALBEA’S DISPENSING BUSINESS

Proposed Acquisition Further Broadens Closures Franchise

Investor Conference Call at 9:00 a.m. ET on January 27, 2020

STAMFORD, Connecticut, January 27, 2020 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it has signed a binding offer to acquire Albea’s dispensing business for $900 million. This business is a leading global supplier of highly engineered pumps, sprayers and foam dispensing solutions to major branded consumer goods product companies in the Beauty and Personal Care markets. It operates a global network of 10 plants across North America, Europe, South America and Asia. For the fiscal year ended 2018, this business generated sales of approximately $383 million.

The proposed acquisition is expected to close in the first half of 2020 and is subject to the receipt of applicable regulatory approvals and the satisfaction of certain customary conditions. Upon completion of the required works councils consultations, Silgan expects that Albea and certain of its subsidiaries will enter into a definitive purchase agreement with Silgan and certain of its subsidiaries for the purchase and sale of the business.

SILGAN HOLDINGS

January 27, 2020

“This proposed acquisition would significantly enhance the scope and breadth of our market leading closures franchise by bringing new products and capabilities in the highly engineered dispensing category, such as fine lotion dispensing solutions for skin care,” said Tony Allott, Chairman and CEO. “The Albea dispensing business is a ‘hand-in-glove’ fit with our closures business. Like Silgan, this business has a long history as a differentiated packaging franchise with deep customer relationships and a strong track record of product innovation to meet customer needs. This proposed acquisition would allow us to expand relationships and product offerings with global customers, bring new customer relationships and provide cost synergy opportunities of $20 million. It would also create an incremental platform for growth and strongly enhance our free cash flow,” continued Mr. Allott. “We believe this business, like Silgan, holds similar passions for excellence in customer support, quality, safety and competitive franchise positions, while maintaining a strong focus on returns and free cash flow,” concluded Mr. Allott.

The purchase price for this proposed acquisition would be subject to customary adjustments to be outlined in the purchase agreement. Silgan expects to fund the purchase price for this proposed acquisition with a combination of cash on hand and borrowings under the Company’s senior secured credit facility, including a committed incremental delayed draw term loan.

Highlights of the proposed transaction:

•

Market Focus: Following the proposed acquisition, Silgan would expand its position in the dispensing markets to include highly engineered foam pumps, fine mist pumps, lotion pumps, samplers and fragrance caps and closures for personal care and beauty products.

•

Synergies: Silgan expects to realize operational cost synergies of $20 million, on an annual run rate basis, within 18 months following the proposed acquisition. These synergies would be achieved primarily through reductions in general and administrative expenses, procurement savings and manufacturing efficiencies.

•	Financial Impact: Silgan expects this proposed acquisition to be accretive to earnings and free cash flow per share in 2020, excluding the impact of purchase accounting adjustments.

•	Financing: Pro forma for this proposed acquisition, Silgan’s net leverage ratio under its senior secured credit facility would be approximately 4.0 times, which is consistent with

SILGAN HOLDINGS

January 27, 2020

past levels following acquisitions. Silgan expects to finance this proposed transaction with debt at an attractive cost.

* * *

Investor Conference Call Dial-In Information:

Silgan will hold an investor call today at 9:00 a.m. ET to discuss this proposed acquisition. Given that Silgan will be issuing a press release with regard to its year end earnings on January 28, 2020, after the U.S. markets close, comments will be limited to this proposed acquisition. In order to hear the audio for the conference call, you must dial the number listed below at least 5 minutes before the conference call and reference the listed pass code for the operator or automated response system.

Audio Dial-In Number: U.S. and Canada: 1-800-367-2403

                               International: +1-334-777-6978

Pass Code: 6761806

Additionally, you should go to this link to view the slide presentation for the conference call no more than 10 minutes prior to the start time. You may click the following link directly or cut and paste the following link into your browser.

https://silganholdingsinc.gcs-web.com/January2020Presentation

For those unable to listen to the live conference call, a taped rebroadcast will be available through February 10, 2020. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112 and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 6761806. To access the slide presentation for the rebroadcast, you may click on the following link directly or cut and paste the following link into your browser:

https://silganholdingsinc.gcs-web.com/January2020Presentation

* * *

SILGAN HOLDINGS

January 27, 2020

Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018. Silgan operates 98 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

* * *

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.